FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2006

COLUMBUS, Ohio – March 15, 2007 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the year and fourth quarter ended December 31, 2006.

Net income for the year ended December 31, 2006 was $10,411,000, or $1.03 per basic and $1.00 per diluted share, compared with $6,286,000, or $.63 per basic and $.60 per diluted share, for the year ended December 31, 2005. Total net sales for 2006 were $162,330,000, compared with $130,543,000 for 2005. Product sales for 2006 increased 20% to $150,174,000 from $124,910,000 for 2005, primarily due to new business from the August, 2005 acquisition of the Batavia, Ohio operation, as well as increased product demand. Tooling sales totaled $12,156,000 for 2006 versus $5,633,000 in 2005. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

Total net sales for the fourth quarter were $38,239,000, compared with $32,753,000 in the same quarter of 2005. Product sales totaled $37,539,000 up 19% from $31,647,000 for the fourth quarter 2005. The increase in fourth quarter 2006 product sales was primarily due to increased product demand.

Net income for the quarter ended December 31, 2006 was $2,688,000, or $.26 per basic and $.25 per diluted share, compared with $1,084,000, or $.11 per basic and $.10 per diluted share, in the fourth quarter of 2005. Fourth quarter 2006 earnings compared to fourth quarter 2005 were also positively impacted by increased product sales.

“As we look back on 2006, we’re especially pleased to have met record industry demand while bringing several new programs into production for our customers,” said Kevin L. Barnett, President and Chief Executive Officer. “In 2006 we achieved significant milestones of $150 million in product sales and over $10 million in net income based on the high demand from our heavy and medium-duty truck customers and our solid operating performance. Our outstanding operating results, which generated a 66% increase in earnings over the previous year, and our strong balance sheet reflect the dedication and hard work of our employees”

The Company has not adjusted its previous disclosure that stricter federal emission standards for 2007 drove demand throughout 2006 from heavy and medium-duty truck customers, and that demand is expected to dampen in 2007. Industry analysts estimate a 20 to 40 percent decrease in new orders for heavy and medium-duty trucks for some part of 2007 with a rebound in truck volumes anticipated in early 2008.

“During this challenging year, we will work hard to manage the impact of the cyclical nature of the truck market on our business,” Barnett said. “We remain focused on customer needs, operational efficiencies and growth opportunities that allow for the best use of our manufacturing capabilities.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2005 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$37,539	$31,647	$150,174	$124,910
Tooling Sales	700	1,106	12,156	5,633

Net Sales	38,239	32,753	162,330	130,543
Cost of Sales	31,338	27,951	132,461	107,268

Gross Margin	6,901	4,802	29,869	23,275
Selling, General and Admin. Expense	3,191	3,450	14,013	12,881

Operating Income	3,710	1,352	15,856	10,394
Interest (Income) Expense – Net	(188)	70	(157)	525

Income before Taxes	3,898	1,282	16,013	9,869
Income Tax Expense	1,210	198	5,602	3,583

Net Income	$2,688	$1,084	$10,411	$6,286

Net Income per Common Share
Basic	$0.26	$0.11	$1.03	$0.63

Diluted	$0.25	$0.10	$1.00	$0.60

Weighted Average Shares Outstanding:
Basic	10,176	10,022	10,079	9,913

Diluted	10,583	10,529	10,387	10,413

Condensed Balance Sheet
(in thousands)

	As of	As of
	12/31/06	12/31/05
	(Unaudited)
Assets

Cash	$16,096	$9,414
Accounts Receivable	22,456	22,280
Inventories	7,393	7,295
Other Current Assets	4,724	3,913
Property, Plant & Equipment – net	30,538	23,670
Deferred Tax Asset – net	6,916	6,164
Other Assets	1,383	1,485

Total Assets	$89,506	$74,221

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,816	$1,776
Accounts Payable	10,735	10,224
Compensation and related benefits	7,111	5,265
Accrued Liabilities and Other	3,433	2,872
Long-term Debt	7,815	9,695
Deferred Long-term Gain and Graduated Lease Payments	41	567
Post Retirement Benefits Liability	15,861	9,681
Stockholders’ Equity	42,694	34,141

Total Liabilities and Stockholders’ Equity	$89,506	$74,221